Exhibit 4.6

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of November 13, 2018, by and between 4Front Holdings LLC, a Delaware limited liability company (“Parent”), and Mission Partners USA, LLC, a Delaware limited liability company (“Sub”). The parties hereto are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, Parent owns all of the issued and outstanding membership interests in Sub;

WHEREAS, pursuant to that certain Stock Purchase Agreement, dated as of November 13, 2018, by and among Parent, Healthy Pharms, Inc., a Massachusetts corporation (“HPI”), Paul Overgaag, an individual residing in the Commonwealth of Massachusetts (“Overgaag”), and Nathaniel Averill, an individual residing in the Commonwealth of Massachusetts (“Averill” and together with Overgaag, “Sellers”), among other things, Parent purchased all of the issued and outstanding shares of HPI’s capital stock from Sellers (the “HPI Stock”); and

WHEREAS, Parent desires to contribute all of its right, title and interest in and to the HPI Stock to Sub, and Sub desires to accept and receive the HPI Stock.

NOW, THEREFORE, in order to implement the foregoing and in consideration of the premises and mutual representations, warranties, covenants and agreements set forth herein, the Parties hereby agree as follows:

1. Contribution. On the date hereof, Parent does hereby convey, assign, transfer and contribute to Sub all legal and beneficial right, title and interest in and to the HPI Stock, standing in the name of Parent on the books and records of HPI, free and clear of any lien, pledge, encumbrance or other security interest. Parent does also hereby irrevocably constitute and appoint any authorized officer or agent of HPI respectively as his attorney in fact to reflect the transfer of said stock on the books of HPI with full power of substitution.

2. Acceptance. Sub hereby accepts the HPI Stock and all rights and obligations related thereto.

3. Consideration. In consideration for Parent’s contribution of the HPI Stock to Sub, Sub shall treat the contribution and the assignment as an additional capital contribution in Sub in an amount equal to the fair value of the HPI Stock.

4. Miscellaneous Provisions.

(a) Entire Agreement. This Agreement constitutes the entire agreement among the Parties concerning the matters set forth herein and supersedes all prior written and oral agreements, and all contemporaneous oral agreements, relating to such transactions.

(b) Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

(c) Severability. If any term or provision of this Agreement is held to be invalid, illegal or unenforceable under applicable law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

(d) Governing Law. This Agreement and the rights of the Parties hereunder will be governed by, interpreted and enforced in accordance with the laws of the State of Delaware, without giving effect to any conflict of laws rules.

(e) Additional Documents and Acts. Each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and the transactions contemplated hereby.

(f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the date first above written.

PARENT:

4FRONT HOLDINGS LLC

By:
Name:	Joshua Rosen
Its:	Manager

SUB:

MISSION PARTNERS USA, LLC

By: 4FRONT HOLDINGS, LLC, Sole Member

By:
Name:	Josh Rosen
Its:	Manager

[Signature page to 4Front Holdings LLC / Mission Partners USA, LLC Contribution Agreement]